FOR IMMEDIATE RELEASE

The Scotts Miracle-Gro Company	NEWS

The Scotts Miracle-Gro Company Reports Record First Quarter Sales

•	Global Consumer sales up 9%; Global Professional sales up 5%
•	Full-year guidance increased due to lower commodity costs, expected incremental sales and interest savings
•	Management to discuss results, 2009 outlook during today’s Analyst Day meeting in New York

MARYSVILLE, Ohio (February 3, 2009) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today reported record first quarter sales of $318 million, up 3 percent from the same period a year ago. The improvement was led by a 9 percent increase in its Global Consumer business and a 5 percent improvement in Global Professional.

“Sales growth, combined with improved gross margins, gave us an encouraging start to the fiscal year,” said Jim Hagedorn, chairman and chief executive officer. “While it’s early in the season, we are pleased that consumers in warm weather markets remain engaged in the category, which gives us continued confidence as we look toward the break of the season nationwide.”

The Company increased its full-year outlook on an adjusted basis to a range of $2.10 to $2.30 per share, as a result of lower-than-expected commodity inflation, incremental volume in private label categories and favorable interest rates. Previously, the Company said it expected adjusted earnings for the year to be approximately $2 per share.  The Company also expects to generate free cash flow of $150 million to $170 million for the year, growth of up to 20 percent relative to 2008.

“Strong retailer support, combined with our new product offerings and aggressive marketing plans, give us positive momentum as we enter the season,” Hagedorn said. “Our success in 2009, however, will be based on keeping consumers engaged in lawn and garden – a category that has historically fared well in economic downturns.”

FIRST QUARTER RESULTS

For the three months ended December 27, 2008, the Company incurred a seasonal net loss on an adjusted basis – which excludes one-time charges associated with recent product registration issues – of $52.1 million, or $0.81 per share. The reported GAAP basis net loss was $57.0 million, or $0.88 per share, which compares with a reported GAAP basis net loss of $56.8 million, or $0.89 per share, for the same period a year ago.

The Global Consumer segment reported sales of $182.3 million, compared with $166.9 million. Excluding the impact of foreign exchange rates, sales increased 14 percent. The improvement was largely driven by increased pre-season purchases by customers in the U.S. and higher prices.

Global Professional, which serves specialty agriculture and professional growers, reported sales of $65.5 million, up from $62.4 million for the same period a year earlier. Excluding the impact of foreign exchange, sales increased 18 percent.  Growth was led by Europe and emerging markets.

Scotts LawnService reported revenues of $38.5 million, up 1 percent from the same period a year ago.  Smith & Hawken reported sales of $31.9 million, down 23 percent from $41.3 million last year due primarily to a sharp decline in holiday sales.

Gross margin rate improved to 26.5 percent from 23.1 percent, primarily as a result of increased pricing and cost productivity improvements net of increased commodity costs.  Selling, general and administrative expense for the first quarter was $153.2 million, compared with $144.3 million. Interest expense was $16.3 million, compared with $19 million, a direct reflection of the Company’s continuing strong cash flow.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of fiscal 2009 was a loss of $58.3 million, compared with a loss of $52.6 million a year earlier.

The Company is holding its Annual Analyst Day meeting today beginning at 9 a.m. in New York. Several members of the management team will discuss the 2009 outlook as well as key strategic initiatives focused on driving long-term growth and shareholder value. Investors and members of the media can access the meeting on the investor relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.

An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the meeting, will be available on the Web site for at least 12 months.

About ScottsMiracle-Gro
With nearly $3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well.  The Company’s brands are the most recognized in the industry.  In the U.S., the Company's Scotts®, Miracle-Gro®, Ortho® and Smith & Hawken brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto.  In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.

Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:

•	Adverse weather conditions could adversely affect the Company’s sales and financial results;
•	The Company’s historical seasonality could impair the its ability to pay obligations and operating expenses as they come due;
•
Failure to remain in compliance with the Company’s debt covenants could result in the acceleration of the indebtedness, increase the Company’s interest expense and harm the Company’s ability to obtain additional credit or maintain its existing credit, and therefore, could adversely affect the Company’s liquidity and financial health;

•
Public perceptions that the Company’s products are unsafe, particularly in light of the Company’s previously announced product recalls and product registration issues, could adversely affect the Company’s financial results;

•
Costs associated with the Company’s previously announced product recalls and product registration issues and the corresponding governmental investigation, including recall costs, legal and advertising expenses, lost sales and potential fines, penalties and/or judgments could adversely affect the Company’s financial results;

•
The loss of one or more of the Company’s top customers could adversely affect the Company’s financial results because of the concentration of the Company’s sales with a small number of retail customers;

•	The expiration of certain patents could substantially increase the Company’s competition in the United States;
•	Compliance with changes to environmental and other public health regulations could increase the Company’s cost of doing business; and
•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three Months
Ended December 27, 2008 and December 29, 2007
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 8

		Three Months Ended
		December 27,	December 29,	%
	Footnotes	2008	2007	Change

Net sales		$318.0	$308.7	3%
Cost of sales		232.5	237.4
Cost of sales - product registration and recall matters		1.3	-

Gross profit		84.2	71.3	18%
% of sales		26.5%	23.1%

Operating expenses:
Selling, general and administrative		153.2	144.3	6%
Product registration and recall matters		6.2	-
Other income, net		(2.4)	(3.2)

Total operating expenses		157.0	141.1	11%

Loss from operations		(72.8)	(69.8)	-4%
% of sales		-22.9%	-22.6%

Interest expense		16.3	19.0

Loss before taxes		(89.1)	(88.8)	0%

Income tax benefit		(32.1)	(32.0)

Net loss		(57.0)	(56.8)	0%

Basic loss per share	(1)	$(0.88)	$(0.89)	1%

Diluted loss per share	(2)	$(0.88)	$(0.89)	1%

Common shares used in basic loss per share calculation		64.7	64.2	1%

Common shares and potential common shares used in diluted loss per share calculation		64.7	64.2	1%

Results of operations excluding product registration and recall charges:

Adjusted net loss	(4)	$(52.1)	$(56.8)

Adjusted diluted loss per share	(2) (4)	$(0.81)	$(0.89)

Adjusted EBITDA	(3) (4)	$(58.3)	$(52.6)

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment for the Three Months
Ended December 27, 2008 and December 29, 2007
(in millions)
(Unaudited)

	Three Months Ended
	December 27,	December 29,
	2008	2007	% Change

Global Consumer	$182.3	$166.9	9%

Global Professional	65.5	62.4	5%

Scotts LawnService®	38.5	38.3	1%

Corporate & Other	31.7	41.1	-23%

Consolidated	$318.0	$308.7	3%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
December 27, 2008 and December 29, 2007
(in millions)
(Unaudited)

	December 27,	December 29,	September 30,
	2008	2007	2008

ASSETS
Current assets
Cash and cash equivalents	$48.4	$64.5	$84.7
Accounts receivable, net	325.1	279.9	406.4
Inventories, net	643.4	663.9	415.9
Prepaids and other current assets	149.3	126.1	137.9

Total current assets	1,166.2	1,134.4	1,044.9

Property, plant and equipment, net	338.4	366.1	344.1
Goodwill, net	370.5	463.0	377.7
Other intangible assets, net	367.1	416.9	367.2
Other assets	20.7	28.6	22.4

Total assets	$2,262.9	$2,409.0	$2,156.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of debt	$98.1	$28.1	$150.0
Accounts payable	272.7	232.4	207.6
Other current liabilities	288.9	259.2	320.5

Total current liabilities	659.7	519.7	678.1

Long-term debt	1,039.3	1,286.6	849.5
Other liabilities	195.2	184.8	192.0

Total liabilities	1,894.2	1,991.1	1,719.6

Shareholders' equity	368.7	417.9	436.7

Total liabilities and shareholders' equity	$2,262.9	$2,409.0	$2,156.3

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three
Months Ended December 27, 2008
(in millions, except per share data)
(Unaudited)
Note:  See Notes 3 and 4 to the Accompanying Footnotes on Page 8

	Three Months Ended December 27, 2008			Three Months Ended December 29, 2007
	As Reported	Product Registration and Recall Matters	Adjusted	As Reported
Net sales	$318.0	$(0.3)	$318.3	$308.7
Cost of sales	232.5	(0.2)	232.7	237.4
Cost of sales - product registration and recall matters	1.3	1.3	-	-

Gross profit	84.2	(1.4)	85.6	71.3
% of sales	26.5%		26.9%	23.1%

Operating expenses:
Selling, general and administrative	153.2	-	153.2	144.3
Product registration and recall matters	6.2	6.2	-	-
Other income, net	(2.4)	-	(2.4)	(3.2)

Total operating expenses	157.0	6.2	150.8	141.1

Loss from operations	(72.8)	(7.6)	(65.2)	(69.8)
% of sales	-22.9%		-20.5%	-22.6%

Interest expense	16.3	-	16.3	19.0

Loss before taxes	(89.1)	(7.6)	(81.5)	(88.8)

Income tax expense (benefit)	(32.1)	2.7	(29.4)	(32.0)

Net loss	$(57.0)	$(4.9)	$(52.1)	$(56.8)

Basic loss per share	$(0.88)	$(0.07)	$(0.81)	$(0.89)

Diluted loss per share	$(0.88)	$(0.07)	$(0.81)	$(0.89)

Common shares used in basic loss per share calculation	64.7	64.7	64.7	64.2

Common shares and potential common shares used in diluted loss per share calculation	64.7	64.7	64.7	64.2

Net loss	$(57.0)			$(56.8)
Income tax benefit	(32.1)			(32.0)
Interest expense	16.3			19.0
Depreciation	11.3			13.1
Amortization, including marketing fees	3.5			4.1
Product registration and recall matters, non-cash portion	(0.3)			-

Adjusted EBITDA	$(58.3)			$(52.6)

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Results of Operations

(1)	Basic loss per common share is calculated by dividing net loss by average common shares outstanding during the period.

(2)
Diluted loss per share is calculated by dividing net loss by the average common shares and dilutive potential common shares (common stock options, stock appreciation rights, restricted stock, and restricted stock units) outstanding during the period.  Since there is a loss for the period, diluted shares are equal to basic shares as dilutive potential common shares are anti-dilutive.

(3)
"Adjusted EBITDA" is defined as net loss before interest, taxes, depreciation and amortization as well as certain other items such as the impact of discontinued operations, the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items effecting net loss.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net loss as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)	The Reconciliation of non-GAAP Disclosure Items includes the following non-GAAP financial measures:

Adjusted net loss and adjusted diluted loss per share - These measures exclude charges or credits relating to refinancings, impairments, restructurings, product registration and recall matters, and other unusual items such as costs or gains related to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business. Note that there are no differences between reported and adjusted net loss for the three months ended December 29, 2007.

Adjusted EBITDA - The presentation of adjusted EBITDA is provided as a convenience to the Company's lenders because adjusted EBITDA is a component of certain debt compliance covenants.

The Company believes that the disclosure of these non-GAAP financial measures provides useful information to investors or other users of the financial statements, such as lenders.